Exhibit 99.1

FOR IMMEDIATE RELEASE

IAA Appoints Gail Evans to Board of Directors

Evans Brings Significant Digital Transformation and Technology Expertise

WESTCHESTER, Ill. – February 10, 2020 – IAA, Inc. (NYSE: IAA), a leading global marketplace connecting vehicle buyers and sellers, announces the addition of Gail Evans, Chief Digital Officer of Mercer, to its Board of Directors, effective February 5, 2020.

“Gail will bring a digital edge and disruptive mindset, along with extensive IT experience,” said John P. Larson, Chairman of the Board of Directors of IAA. “We are so pleased Gail agreed to join and complete what I believe is a stellar board for IAA.”

Ms. Evans has served as Chief Digital Officer of Mercer, a global consulting leader in advancing health, wealth and career, and a wholly-owned subsidiary of Marsh & McLennan Companies (NYSE: MMC), since June 2018. Ms. Evans has also been Mercer’s Chief Information Officer since 2016. Prior to Mercer, Ms. Evans was the Partner Group Program Manager for Microsoft leading Customer Knowledge Management across the Microsoft Business Groups, Product Engineering and IT teams and was the General Manager of Microsoft Studios, Services & Operations. She was Vice President and General Manager for Hewlett-Packard and also served as Technology Senior Vice President for Bank of America.

“As IAA and the industry undergo a digital transformation, we are continuously striving to leverage technology to improve the buyer and seller experience,” said John Kett, CEO and President of IAA. “Gail’s significant expertise in digital strategies, innovation and data analytics will help guide IAA in this new direction.”

About IAA

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique multi-channel platform processes approximately 2.5 million total-loss, damaged and low-value vehicles annually. Headquartered near Chicago in Westchester, Illinois, IAA has over 3,600 talented employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base located throughout more than 130 countries and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. Buyers have access to industry leading, innovative vehicle evaluation and digital bidding tools, enhancing the overall purchasing experience.

Uncertainties Affecting Forward-Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Such forward-looking statements in this release include the statements, plans and expectations regarding the digital transformation of IAA and our industry. We disclaim any obligation or undertaking to update any forward-looking statements. For further discussion of such risks and uncertainties, see “Information Statement Summary,” “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in the information statement filed as an exhibit to IAA’s Registration Statement on Form 10, as amended.